                                                                    EXHIBIT (f)1

                             THE COMPANIES ACT 1981

--------------------------------------------------------------------------------

SECTION 106 SHAREHOLDER APPROVAL

MODIFIED BY 1994: 22

106 (1) The directors of each amalgamating company shall submit the amalgamation agreement for approval to a meeting of the holders of shares of the amalgamating company of which they are directors and, subject to subsection
(4), to the holders of each class of such shares.

    (2) A notice of a meeting of shareholders complying with section 75 shall be sent in accordance with that section to each shareholder of each amalgamating company, and shall --

         (a) include or be accompanied by a copy or summary of the amalgamating agreement; and

         (b) subject to subsection (2A), state --

REPLACED BY 1994: 22

             (i) the fair value of the shares as determined by each amalgamating company; and

             (ii) that a dissenting shareholder is entitled to be paid the fair value of his shares.

INSERTED BY 1994: 22

    (2A) Notwithstanding subsection (2)(b)(ii), failure to state the matter referred to in that subsection does not invalidate an amalgamation.

    (3) Each share of an amalgamating company carries the right to vote in respect of an amalgamation whether or not it otherwise carries the right to vote.

REPLACED BY 1994: 22

    (4) The holders of shares of a class of shares of an amalgamating company are entitled to vote separately as a class in respect of an amalgamation if the amalgamation agreement contains a provision which would constitute a variation of the rights attaching to any such class of shares for the purposes of section 47.

    (4A) The provisions of the bye-laws of the company relating to the holding of general meetings shall apply to general meetings and class meetings required by this section provided that, unless the bye-laws otherwise provide, the resolution of the shareholders or class must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.

    (5) An amalgamation agreement shall be deemed to have been adopted when it has been approved by the shareholders as provided in this section.

REPLACED BY 1994: 22

    (6) Any shareholder who did not vote in favour of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

INSERTED BY 1994: 22

    (6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either --

         (a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

         (b) to terminate the amalgamation in accordance with subsection (7).

INSERTED BY 1994: 22

    (6B) Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

INSERTED BY 1994: 22

    (6C) No appeal shall lie from an appraisal by the Court under this section.

INSERTED BY 1994: 22

    (6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

    (7) An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

--------------------------------------------------------------------------------